EXHIBIT 99.3

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
March 31, 2012

($ presented in millions)	Trailing twelve months ended March 31, 2012

Interest Coverage Ratio:
Adjusted EBITDA(1)	$563.4
Add: Pro Forma adjustments for fiscal 2012 acquisition	14.2
Add: Equity method cash distributions received	2.0
Less: Non-controlling interest distributions paid	(3.2)
Add: Franchise tax expense	0.3
Add: Gross interest income recognized	1.4
Add: Capitalized interest recorded	4.1
Consolidated EBITDA, as defined in senior secured credit agreement	$582.2	A

Net interest	$185.6
Add: Capitalized interest recorded	4.1
Less: Non-cash accretion of senior discount and senior unsecured notes	(18.8)
Less: Non-cash amortization of financing costs	(6.8)
Less: Interest related to specified construction projects	(8.6)
Consolidated cash interest expense, as defined in senior secured credit agreement	$155.5	B

Interest coverage ratio (A/B)	3.74	x

Minimum interest coverage ratio required as of March 31, 2012	2.10	x

	As of March 31,
Leverage Ratio:	2012
Term debt and senior notes outstanding	$2,699.2
Less: Cash and cash equivalents	(437.6)
Less: Restricted cash	(4.5)
Less: Debt incurred to fund specified construction projects	(98.1)
Consolidated debt, as defined in senior secured credit agreement	$2,159.0	C

Consolidated EBITDA, as defined in senior secured credit agreement	$582.2	A

Leverage ratio (C/A)	3.70	x

Maximum leverage ratio allowed as of March 31, 2012	5.95	x

VANGUARD HEALTH SYSTEMS, INC.
Calculation of Certain Financial Covenants under Senior Secured Credit Agreement
March 31, 2012
(continued)

(1) Adjusted EBITDA is defined as income (loss) before interest expense (net of interest income), income taxes, depreciation and amortization, non-controlling interests, gain or loss on disposal of assets, equity method income, stock compensation, monitoring fees and expenses, realized gains or losses on investments, debt extinguishment costs, acquisition related expenses, impairment and restructuring charges, pension expense (credits) and discontinued operations, net of taxes. Adjusted EBITDA is not intended as a substitute for net income (loss) attributable to Vanguard Health Systems, Inc. stockholders, operating cash flows or other cash flow statement data determined in accordance with accounting principles generally accepted in the United States. Due to varying methods of calculation, Adjusted EBITDA as presented may not be comparable to similarly titled measures of other companies. The following table provides a reconciliation of Adjusted EBITDA to net income (loss) attributable to Vanguard Health Systems, Inc. stockholders during the trailing twelve months ended March 31, 2012 (in millions).

		Add:	Less:	Trailing
	Nine months	Year	Nine months	twelve months
	ended	ended	ended	ended
	March 31,	June 30,	March 31,	March 31,
	2012	2011	2011	2012
Net income (loss) attributable to Vanguard Health Systems, Inc. stockholders	$38.0	$(12.0)	$(1.0)	$27.0
Interest, net	132.4	171.2	117.9	185.7
Income tax expense	20.4	8.6	11.7	17.3
Depreciation and amortization	191.3	193.8	131.6	253.5
Non-controlling interests	(0.5)	3.6	2.6	0.5
Loss (gain) on disposal of assets	(0.6)	(0.2)	0.9	(1.7)
Equity method income	(1.8)	(0.9)	(0.6)	(2.1)
Stock compensation	6.5	4.8	3.6	7.7
Monitoring fees and expenses	—	31.3	3.7	27.6
Realized loss (gains) on investments	—	(1.3)	0.1	(1.4)
Debt extinguishment costs	38.9	—	—	38.9
Acquisition related expenses	13.8	12.5	11.9	14.4
Impairment and restructuring charges	(0.1)	6.0	6.0	(0.1)
Pension credits	(3.9)	(2.1)	(1.1)	(4.9)
Discontinued operations, net of taxes	0.5	5.9	5.4	1.0
Adjusted EBITDA	$434.9	$421.2	$292.7	$563.4